Exhibit 99.1

Move, Inc. Names Steve Berkowitz as Chief Executive Officer

LOS ANGELES--(BUSINESS WIRE)--January 21, 2009--Move, Inc. (NASDAQ:MOVE), the leader in online real estate, today announced that Steven H. Berkowitz, a 25-year veteran of the media content, advertising and Internet industries, has been named as the Company’s Chief Executive Officer, effective immediately. Mr. Berkowitz has served on Move’s Board of Directors since June 2008. He succeeds W. Michael Long, who is retiring from the Company and the Board.

Joe Hanauer, Chairman of the Board of Directors, said, “The Board and Mike have been working on succession planning for some time and in Steve we have found someone who can build upon our competitive strengths and solid balance sheet to enhance shareholder value. Steve is a seasoned executive with public company CEO experience and has successfully operated consumer-focused technology businesses. His deep knowledge of content delivery and his comprehensive understanding of the changing advertising and operating environments make him the ideal person to lead the Company into the future. We look forward to leveraging his strong expertise as we position Move to take advantage of the long-term growth opportunities for our customers, partners and shareholders.”

“On behalf of the Board, I want to thank Mike for the many contributions he has made to Move over the past seven years at the helm,” continued Mr. Hanauer. “Mike joined Move at a pivotal time and was instrumental in leading the Company through a very difficult turnaround, from which it emerged as the undisputed market leader. As a result of Mike’s initiatives, Move is now the largest online real estate company, with the best team in the industry, the largest consumer audience, the most advertisers and the most real estate content.”

Mr. Berkowitz said, “I am excited to return to the role of chief executive and to have been chosen to lead Move and our talented group of professionals as we position the Company for continued growth. Move has been a driving force behind the rapid expansion of the online real estate marketplace, and I look forward to building on the Company’s industry leading position and taking Move to the next level of operational and financial performance.”

Mike Long added, “It has been a tremendous honor for me to have been Move’s CEO. Steve absolutely has the credentials and experience to take the Company to the next level of performance excellence.”

Mr. Berkowitz is the former CEO of Ask.com, where he built the management team that orchestrated the turnaround of the search engine, which was purchased by IAC in 2005. Under his leadership, Ask.com became profitable and revenues expanded nearly tenfold. Earlier in his career, he was President and Chief Operating Officer of IDG Books, where he established the Company as a global consumer business under the brands of “…for Dummies”, Frommers, Cliff Notes and others. During his tenure, IDG’s revenues grew from approximately $25 million to roughly $200 million and the Company was successfully taken public.

From 2006 to 2008, Mr. Berkowitz served as Senior Vice President of Microsoft’s Online Services Group, where he was part of a team that oversaw the Company’s online advertising business. This included the advertising global sales force, Microsoft adCenter, Live Search, as well its content and advertising supported channels such as MSN and Windows Live.

Mr. Berkowitz earned a bachelor’s degree in accounting from the State University of New York at Albany. He also serves on the Board of Directors of TheLadders.com.

Conference Call and Webcast

Move, Inc. will conduct a conference call and webcast for the investment community on Wednesday, January 21, 2009, at 3:00 p.m. Pacific Time (6:00 p.m. Eastern Time). To participate, please dial (800) 901-5217, or if outside the U.S., (617) 786-2964 with passcode 46127156 to access the conference call at least five minutes prior to the 3:00 p.m. PT start time. An audio replay of the call will be available through 9:00 p.m. PT on January 28, 2009. To access the replay, please dial (888) 286-8010, or if outside the U.S., (617) 801-6888 and enter conference ID number 83911110. The conference call will also be available through simultaneous webcast and replay in the Investor Relations section of the Company’s website at www.move.com.

ABOUT MOVE, INC.

Move, Inc. (NASDAQ: MOVE) is the leader in online real estate with 5.7 million[1] monthly visitors to its online network of websites. Move, Inc. operates: Move.com®, a leading destination for information on new homes and rental listings, moving, home and garden and home finance; REALTOR.com®, the official Web site of the National Association of REALTORS®; Welcome Wagon®; Moving.com; SeniorHousingNet™; and TOP PRODUCER® Systems. Move, Inc. is based in Westlake Village, California. For more information: www.move.com.

[1] comScore Media Metrix, December 2008

This press release may contain forward-looking statements, including information about management’s view of Move’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Move, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Move files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Move’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Move cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Move expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

CONTACT:
Investor Relations:
The Blueshirt Group
Todd Friedman or Stacie Bosinoff, 415-217-7722
todd@blueshirtgroup.com
stacie@blueshirtgroup.com
or
Media:
Move, Inc.
Julie Reynolds, 805-557-3080
Julie.reynolds@move.com
or
Sard Verbinnen & Co
Paul Kranhold or Ron Low, 415-618-8750